Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:
Investor Relations Tom Ryan/Ashley Ammon ph: 203.682.8200 ir@providecommerce.com	Jen Carroll ph: 858.729.2761 John Flanagan/Megan McDonnell ph: 203.682.8200

Provide Commerce, Inc. Announces Record Fiscal Second Quarter Results

—Raises Fiscal Year Guidance—

For the Second Quarter:

•	Net Sales Increased 44% to $33.5 million with GAAP Earnings Per Diluted Share of $0.07

•	Pro Forma Earnings of $1.5 million or $0.11 Per Diluted Share

San Diego, Calif.– February 2, 2005 – Provide Commerce, Inc. (Nasdaq: PRVD), an e-commerce marketplace of websites for perishable goods, today reported financial results for its fiscal second quarter ended December 31, 2004.

The Company reported net sales of $33.5 million for the second quarter of fiscal 2005, up 44% from $23.3 million in the second quarter of fiscal 2004. Gross profit increased 53% to $15.6 million compared to $10.2 million in the prior year quarter. This resulted in a gross margin percentage of 46.7% versus 43.7% in the same period during fiscal 2004. GAAP net income for the quarter was $984,000 or $0.07 per diluted share, compared to $170,000 or $0.01 per diluted share in the second quarter of fiscal 2004. GAAP net income for the second quarter includes income tax expense of $891,000 versus no income tax expense in the second quarter of 2004. GAAP net income for the second quarter of fiscal 2005 also includes $752,000 of stock based compensation expense as calculated under FAS No. 123, compared to $569,000 in the second quarter of fiscal 2004.

Bill Strauss, Chief Executive Officer of Provide Commerce, stated, “We credit our direct business model, everyday value proposition, and our operational successes for the significant increases in both our top and bottom line. As we head into what are traditionally the two busiest quarters of our fiscal year, we remain confident that our direct business model will enable us to continue to attract new customers and retain existing customers by delivering the freshest, longest lasting product in the industry.”

For the second quarter of fiscal 2005, management believes that the most accurate measure of year-over-year operating performance is pro forma earnings, defined as: GAAP earnings excluding stock based compensation expense and the related tax effect. Provide Commerce does not believe the use of pro forma earnings, and the corresponding per share results, lessen the importance of comparable GAAP measures. Pro forma earnings, and its reconciliation to the nearest GAAP measure, are included in the attached financial tables.

Pro forma earnings for the quarter were $1.5 million compared to $436,000 for the second quarter of fiscal year 2004. Pro forma earnings per share on 13.8 million shares outstanding were $0.11 for the quarter ended December 31, 2004 versus $0.04 on 11.4 million shares outstanding for the quarter ended December 31, 2003.

For the three month period, the Company added approximately 202,000 new customers which represents a 25% year-over-year increase compared to 162,000 new customers added in the second quarter of fiscal 2004. As of December 31, 2004, there were 3.4 million customers in Provide Commerce’s database, a 42% increase from 2.4 million customers at the same time a year-ago. In addition, returning customers generated 64.8% of net sales during the quarter, compared to 58.5% in the year-ago quarter, reflecting continued strength in repeat orders along with strong absolute growth. Average order value also increased to $45.33 in the second quarter of fiscal 2005 from $44.79 during the second quarter of fiscal 2004.

Strauss continued, “As evidenced by the continued growth in our second fiscal quarter, we believe that the potential of ProFlowers alone can be a $500 million business for Provide Commerce. In an effort to continue to get more customers, to buy more products from Provide Commerce more often, every member of our team will continue to focus on providing customer value by striving to deliver the highest quality product at the best prices.” Strauss concluded, “To that end, we are also pleased with the continued growth in our Gourmet Food Business Unit during this quarter. While this business is still in its early stages, we believe that our results imply that we are successfully leveraging the direct business model, technology platform and operational processes that helped to create millions of repeat orders in the floral category. We believe these new businesses have the potential to increase long-term stockholder value by adding diversity to our revenue streams, helping to smooth the quarterly earnings, and increasing the cash generated from operations.”

Balance Sheet & Liquidity

As of December 31, 2004, the Company had approximately $66.0 million of cash, cash equivalents and marketable securities, $67.7 million of stockholders’ equity and no bank debt.

Financial Guidance

For the third quarter of fiscal 2005 and the full fiscal year, management believes that the most accurate measure of year-over-year operating performance will be pro forma earnings defined as: GAAP earnings excluding stock based compensation expense and the related tax effect.

Accordingly, the Company has raised guidance for the fiscal year ending June 30, 2005. Based on the current outlook:

•	Net sales are expected to be between $170.0 and $172.5 million.

•	GAAP net income is expected to be between $8.2 and $8.4 million or $0.60 and $0.62 per fully diluted share.

•	Pro forma earnings are expected to be between $11.2 and $11.5 million or $0.81 and $0.83 per fully diluted share.

•	Fully diluted shares outstanding for fiscal year 2005 are expected to be approximately 13.8 million compared to approximately 12.0 million for fiscal year 2004.

For the third quarter of fiscal 2005:

•	Net sales are expected to be between $56.0 and $57.5 million.

•	GAAP net income is expected to be between $3.6 million and $3.8 million or $0.26 and $0.27 per share.

•	Pro forma earnings are expected to be between $4.5 million and $4.7 million or $0.33 and $0.34 per share.

The Company anticipates non-cash stock based compensation to be approximately $3.4 million for fiscal year 2005. Because stock based compensation is not generally deductible in calculating the Company’s provision for income taxes, the Company anticipates that the effective tax rate for fiscal 2005 will range between 47% and 49%. However, the company’s cash outlay for taxes will be significantly reduced for the foreseeable future due to Provide Commerce’s net operating loss carry-forwards which currently total approximately $25 million.

Conference Call

A conference call to discuss fiscal second quarter 2005 financial results will be webcast live on Wednesday, February 2, 2005 at approximately 5:00 pm Eastern Time on the investor relations section of Provide Commerce’s website, www.providecommerce.com. Listeners may also access the call by dialing 1-877-691-0879. A replay of the conference call is available by dialing 1-877-519-4471 and pin number 5029015.

About Provide Commerce, Inc.

Provide CommerceSM operates an e-commerce marketplace of websites for perishable goods that consistently delivers fresh, high-quality products direct from the supplier to the customer at competitive prices. The Company’s platform combines an online storefront, proprietary supply chain management technology and established supplier relationships to create a market platform that bypasses traditional supply chains of wholesalers, distributors and retailers. Provide Commerce launched its marketplace in 1998 to sell and deliver fresh cut flowers for everyday and special occasions such as Valentine’s Day, Easter, Mother’s Day, birthday and anniversary events, through its ProFlowers® brand and website, www.proflowers.com. Provide Commerce also offers fresh fruit and premium meat direct from the supplier through its Gourmet Foods Business Unit. To date, these offerings consist of Cherry Moon FarmsSM, www.cherrymoonfarms.com, and Uptown Prime®, www.uptownprime.com. For more information, please visit www.providecommerce.com.

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Forward-looking Statements

Statements in this press release, other than historical information, may be “forward-looking” in nature within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and assumptions. These statements are based on management’s current expectations, estimates and projections about Provide Commerce and its industry and include, but are not limited to, the potential size of the floral category and the ability of Provide Commerce to realize that potential, Provide Commerce increasing the diversity of revenue sources, smoothing financial results period-to-period, and increasing cash generated from operations, as well as increasing and managing overall customer numbers and retention, its overall business and market penetration and its ability to leverage its business model. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. The risks, uncertainties and assumptions that may affect Provide Commerce, its operating results and your investments, include, but are not limited to, fluctuation in quarterly and annual results, its ability to attain and maintain long-term customer satisfaction, its ability to meet projected financial results, scaling of existing infrastructure expansion of its core floral business within the floral business as well as into other perishable product categories, managing challenges in customer retention and translation of perceived customer loyalty into financial results, managing the seasonality of the business and its ability to maximize leverage in the Company’s cost structure, as well as the factors disclosed in the Company’s filings with the U.S. Securities and Exchange Commission, available via Provide Commerce’s website at www.providecommerce.com. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

PROVIDE COMMERCE, INC.

CONDENSED BALANCE SHEETS

(unaudited)

(in thousands)

	Dec. 31, 2004	June 30, 2004
Assets
Current assets:
Cash and cash equivalents	$25,681	$18,210
Marketable securities	40,272	41,218
Accounts receivable, net	970	1,372
Inventory, net	1,745	1,343
Prepaid expenses and other current assets	1,313	652
Deferred tax assets	4,558	4,482

Total current assets	74,539	67,277

Property and equipment, net	6,590	4,626
Deferred tax assets	6,334	5,953
Other assets	2,349	2,369

Total assets	$89,812	$80,225

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$17,615	$13,010
Accrued compensation	2,261	2,812
Income tax payable	—	943
Deferred revenue	532	325
Current portion of capital lease	—	48

Total current liabilities	20,408	17,138

Accrued pension costs	772	576
Deferred compensation	894	186

Commitments

Stockholders’ equity:
Common stock	12	12
Additional paid-in capital	101,397	95,974
Deferred stock-based compensation	(3,076)	(2,663)
Other comprehensive income (loss)	(137)	(53)
Accumulated deficit	(30,458)	(30,945)

Total stockholders’ equity	67,738	62,325

Total liabilities and stockholders’ equity	$89,812	$80,225

PROVIDE COMMERCE, INC.

STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2004	2003	2004	2003
Net sales	$33,458	$23,278	$53,379	$36,228
Cost of sales	17,833	13,110	28,441	20,445

Gross profit	15,625	10,168	24,938	15,783

Operating expenses:
Selling and marketing	7,529	5,308	12,418	8,123
General and administrative	4,565	3,127	8,440	5,676
Information technology systems	1,217	1,020	2,356	1,832
Stock-based compensation	752	569	1,378	757

Total operating expenses	14,063	10,024	24,592	16,388

Operating income (loss)	1,562	144	346	(605)
Other income, net	313	26	582	38

Income (loss) before income tax	1,875	170	928	(567)
Income tax provision	891	—	441	—

Net income (loss)	984	170	487	(567)

Preferred stock dividend	—	—	—	(1,500)

Net income (loss) attributable to common stockholders	$984	$170	$487	$(2,067)

Net income (loss) per common share:
Basic	$0.08	$0.03	$0.04	$(0.33)

Diluted	$0.07	$0.01	$0.04	$(0.33)

Weighted average common shares outstanding:
Basic	11,965,133	6,738,803	11,905,417	6,270,108

Diluted	13,813,430	11,365,470	13,618,705	6,270,108

PROVIDE COMMERCE, INC.

RECONCILING TABLES

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2004	2003	2004	2003
Non-GAAP Pro forma income reconciliation:

Net income (loss) attributable to common stockholders	$984	$170	$487	$(2,067)
Add back:
Preferred stock dividend	—	—	—	1,500
Income tax expense	891	—	441	—
Stock based Compensation	752	569	1,377	757

Non-GAAP Pro forma earnings before taxes	$2,627	$739	$2,305	$190
Non-GAAP Pro forma income tax provision	1,077	303	945	78

Non-GAAP Pro forma Earnings	$1,550	$436	$1,360	$112

Net income (loss) per common share:
Basic	$0.13	$0.06	$0.11	$0.02

Diluted	$0.11	$0.04	$0.10	$0.01

Weighted average common shares outstanding:
Basic	11,965,133	6,738,803	11,905,417	6,270,108

Diluted	13,813,430	11,365,470	13,618,705	11,166,543

PROVIDE COMMERCE, INC.

STATEMENT of CASH FLOWS

(unaudited)

(in thousands)

	Six Months Ended December, 31
	2004	2003
Operating activities:
Net income (loss)	$487	$(567)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	1,275	749
Stock-based compensation	1,378	757
Tax benefit from the exercise of stock options	1,556	—
Non-cash interest expense in connection with issuance of warrants for line of credit	—	24
Changes in operating assets and liabilities:
Accounts receivable	401	(64)
Inventory	(402)	(38)
Prepaid expenses and other current assets	(427)	15
Accounts payable and other accrued liabilities	4,605	5,189
Accrued compensation	(551)	(642)
Accrued pension costs	196	—
Deferred compensation	709	—
Deferred revenue	208	196
Accrued and deferred income taxes	(1,633)	—
Other assets	20	(27)

Net cash provided by operating activities	7,822	5,592

Investing activities:
Purchase of property and equipment	(3,239)	(1,584)
Purchases of marketable securities	(20,614)	—
Sales/maturities of marketable securities	21,475	—
Proceeds from note receivable		27

Net cash used in investing activities	(2,378)	(1,557)
Financing activities:
Payment of long-term debt and capital lease Obligations	(48)	(61)
Common stock issued in connection with secondary public offering	1,353	34,592
Dividend paid to preferred stockholders	—	(1,500)
Proceeds from exercise of common stock options and warrants	722	101

Net cash provided by financing activities	2,027	33,132

Net increase in cash and cash equivalents	7,471	37,167
Cash and cash equivalents at beginning of the period	18,210	11,496

Cash and cash equivalents at end of the period	$25,681	$48,663